Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

 P  R  E  S  S     R  E  L  E  A  S  E

CYCLACEL PHARMACEUTICALS REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

-- Conference Call Scheduled May 13, 2014 at 4:30 p.m. EDT --

Berkeley Heights, NJ, May 13, 2014 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders, today reported its financial results and business highlights for the first quarter ended March 31, 2014.

The Company’s net loss applicable to common shareholders for the first quarter ended March 31, 2014 was $4.9 million, or $0.25 per basic and diluted share, compared to a net loss applicable to common shareholders of $11.6 million, or $1.18 per basic and diluted share, for the first quarter of 2013. As of March 31, 2014, cash and cash equivalents totaled $28.2 million, excluding $9.3 million in proceeds, net of certain fees and expenses, from the completion of an underwritten offering in April 2014.

“We are pleased to report that we have enrolled our first European patients in our Phase 3 SEAMLESS trial in AML and expect to open approximately 80 European sites, trebling the number of study centers," said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. "Based on our enrollment forecasts of European sites joining US sites, we expect to complete SEAMLESS enrollment around the end of 2014 with data readout in the second half of 2015. We are now approaching the fourth periodic safety review by the study's DSMB. As indicated previously, SEAMLESS is funded to completion. Following Phase 2 data reported at ASH 2013, demonstrating a near doubling of expected median survival of older patients with MDS after treatment failure of hypomethylating agents, we are designing a randomized, controlled trial of sapacitabine in this underserved patient population, which was the objective of our April underwritten offering. We plan to disclose our approach to this study in Chicago during ASCO 2014.”

Business Highlights

Sapacitabine in SEAMLESS, pivotal, Phase 3 study for first-line treatment in elderly patients with acute myeloid leukemia (AML):

•	Study enrollment is approximately 60% from mostly US clinical sites
•	First European patients enrolled as European expansion progresses
•	Anticipate approximately tripling the number of sites that will enroll in SEAMLESS

Sapacitabine exclusivity

•	The Japanese Patent and Trademark Office issued two patents broadening the exclusivity of sapacitabine, the Company's lead clinical candidate. These patents claim novel pharmaceutical formulations of sapacitabine and methods of treating cancer comprising sapacitabine in combination with histone deacetylase (HDAC) inhibitors. Equivalent patents have been granted in the United States and other countries.

☑	200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐	Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

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Recent Events

•	On April 3, 2014, the Company entered into an underwriting agreement related to the public offering and sale of 2,857,143 shares of the Company’s common stock at a price to the public of $3.50 per share for proceeds, net of certain fees and expenses, of approximately $9.3 million.

First Quarter 2014 Financial Results

Grant Revenue

Revenue for the three months ended March 31, 2014, was $0.4 million compared to $0.2 million for the same period of the previous year. The revenue is related to a grant award from the UK government, totaling $1.9 million, to progress CYC065, a Cyclin Dependent Kinase inhibitor, to IND.

Research and Development Expenses

Research and development expenses increased to $4.3 million for the three months ended March 31, 2014, compared to $1.6 million for the same period in the previous year. The increase was primarily due to study and site startup costs and drug supply costs associated with the expansion of the SEAMLESS registration study into Europe.

General and Administrative Expenses

General & administrative expenses for the three months ended March 31, 2014 decreased to $1.5 million compared to $2.7 million for the same period in 2013. The decrease was primarily due to higher legal and professional fees during the three months ended March 31, 2013 primarily related to litigation that was ultimately dismissed in April 2013 with the sale of four Cyclacel-owned patents to Celgene Corporation for $5.5 million.

Cyclacel’s Key Milestones for 2014

•	Sapacitabine in SEAMLESS:
•	Completion of European roll-out of SEAMLESS to approximately 80 new clinical sites
•	DSMB safety review of approximately 300 patients enrolled in SEAMLESS with 60-day follow-up
•	DSMB review of SEAMLESS data for futility once 212 events have been observed
•	Completion of SEAMLESS enrollment
•	Sapacitabine in MDS:
•	Disclosure of our approach for a randomized controlled trial of sapacitabine in MDS after failure of front line agents at ASCO 2014
•	Sapacitabine in solid tumors:
•	Report updated Phase 1 sapacitabine and seliciclib combination data in patients with solid tumors including those carrying the gBRCA mutation
•	Advance early pipeline

Conference call and Webcast Information:

Cyclacel will conduct a conference call on May 13, 2014 at 4:30 p.m. Eastern Time to review the first quarter 2014 results. Conference call and webcast details are as follows:

Conference call information:

US/Canada call: (877) 493-9121/ international call: (973) 582-2750

US/Canada archive: (800) 585-8367 / international archive: (404) 537-3406

Code for live and archived conference call is 41782484

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For the live and archived webcast, please visit the Corporate Presentations and Events page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine, Cyclacel's most advanced product candidate, is the subject of SEAMLESS, a Phase 3 trial being conducted under an SPA with the FDA as front-line treatment for acute myeloid leukemia (AML) in the elderly, and other studies for myelodysplastic syndromes (MDS), chronic lymphocytic leukemia (CLL) and solid tumors including breast, lung, ovarian and pancreatic cancer and in particular those carrying gBRCA mutations. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Robert Flamm, (212) 845-4226, robert.flamm@russopartnersllc.com

© Copyright 2014 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

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CYCLACEL PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In $000s, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,		Period from August 13, 1996 (inception) to March 31,
	2013	2014	2014
Revenues:
Collaboration and research and development revenue	$—	$—	$3,100
Grant revenue	212	396	5,197
Total revenues	212	396	8,297
Operating expenses:
Research and development	1,580	4,344	208,012
General and administrative	2,683	1,462	98,654
Goodwill and intangible impairment	—	—	2,747
Restructuring costs	—	—	2,634
Total operating expenses	4,263	5,806	312,047
Operating loss	(4,051)	(5,410)	(303,750)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	(3,550)
Payment under guarantee	—	—	(1,652)
Change in valuation of financial instruments associated with stock purchase agreements	—	(47)	(568)
Change in valuation of Economic Rights	570	—	547
Change in valuation of other liabilities measured at fair value	—	—	6,378
Foreign exchange gains (losses)	120	10	(3,933)
Interest income	1	1	13,761
Interest expense	—	—	(4,567)
Other income, net	4	—	5,624
Total other income (expense), net	695	(36)	12,040
Loss from continuing operations before taxes	(3,356)	(5,446)	(291,710)
Income tax benefit	258	569	22,034
Net loss from continuing operations	(3,098)	(4,877)	(269,676)
Discontinued operations:
Income(loss) from discontinued operations	26	13	(11,705)
Income tax on discontinued operations	(10)	(5)	(376)
Net income (loss) from discontinued operations	16	8	(12,081)
Net loss	(3,082)	(4,869)	(281,757)
Dividend on preferred ordinary shares	—	—	(38,123)
Deemed dividend on convertible exchangeable preferred shares	(8,366)	—	(12,542)
Dividend on convertible exchangeable preferred shares	(122)	(50)	(4,733)
Net loss applicable to common shareholders	$(11,570)	$(4,919)	$(337,155)
Net loss per share, continuing operations – Basic and diluted	$(1.18)	$(0.25)
Net (loss) income per share, discontinued operations – Basic and diluted	$0.00	$0.00
Net loss per share – Basic and diluted	$(1.18)	$(0.25)
Weighted average common shares outstanding	9,790,474	19,530,332

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CYCLACEL PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In $000s, except share, per share, and liquidation preference amounts)

(Unaudited)

	As of December 31,	As of March 31,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$31,146	$28,154
Prepaid expenses and other current assets	3,388	4,718
Current assets of discontinued operations	639	580
Total current assets	35,173	33,452
Property, plant and equipment (net)	275	285
Long-term assets of discontinued operations	72	48
Total assets	$35,520	$33,785

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,545	$4,719
Accrued and other current liabilities	4,672	3,811
Other liabilities measured at fair value	20	20
Current liabilities of discontinued operations	260	260
Total current liabilities	7,497	8,810
Total liabilities	7,497	8,810
Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2013 and March 31, 2014; 335,273 shares issued and outstanding at December 31, 2013 and March 31, 2014. Aggregate preference in liquidation of $3,989,749 at December 31, 2013 and March 31, 2014	‒	‒
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2013 and March 31, 2014; 19,369,332 and 19,819,332 shares issued and outstanding at December 31, 2013 and March 31, 2014, respectively	19	20
Additional paid-in capital	317,543	319,355
Accumulated other comprehensive (income) loss	(109)	(101)
Deficit accumulated during the development stage	(289,430)	(294,299)
Total stockholders' equity	28,023	24,975
Total liabilities and stockholders' equity	$35,520	$33,785

SOURCE: Cyclacel Pharmaceuticals, Inc.